Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

First Quarter Highlights

•	$17.4 million revenues, compared to $14.3 million in the first quarter of 2011 and $18.8 million in the fourth quarter of 2011

•	63,948 cycles shipped, up 73.8% year over year and 6.1% sequentially

•	Procedure fees revenues comprised 48.1% of total revenues, compared to 30.4% in the first quarter of 2011 and 40.0% in the fourth quarter of 2011

•	Installed base increased 13.4% sequentially to 1,097 systems as of March 31, 2012

Pleasanton, Calif., April 19, 2012 – ZELTIQ Aesthetics, Inc., (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the first quarter ended March 31, 2012. In a separate announcement, the Company also reported that Gordie Nye, President and Chief Executive Officer, has resigned his positions as both an officer and director of the Company for personal reasons. Mark Foley, formerly Executive Chairman of ZELTIQ and Board Member since 2009, will serve as Interim President and Chief Executive Officer.

Mark Foley, Interim President and Chief Executive Officer, said, “Having been closely involved with the Company since 2009, I have confidence in ZELTIQ’s business model and vision. I have long been a believer in the CoolSculpting technology and I am excited to take on this leadership role during this important time in the Company’s growth cycle.”

“To date, we have over 1,000 systems in the field and over 300,000 procedures performed. Based on this experience, we feel we have demonstrated that CoolSculpting continues to be a preferred choice and market leader in non-invasive fat reduction. The safety, practice economics, and efficacy, combined with patient satisfaction, consistently makes CoolSculpting a leading choice for both the physician and patient.”

“Our first quarter results reflected the continued demand for CoolSculpting where procedure fees represented 48.1% of total revenues. The North American Franchise (NAF) first quarter systems sales continued to be impacted by new product launches and trial offers that created competition for physician capital equipment dollars. Despite this, we grew our worldwide installed base by 13.4%. In the meantime, we have further built out our sales organization, which includes the recent appointment of Mike Genau as President of Sales in the NAF region. Rest of World (ROW) first quarter sales were impacted by our transition to a direct sales model in certain markets. Overall, we remain excited about our growth prospects, driven by the appeal of CoolSculpting worldwide,” concluded Mr. Foley.

First Quarter Financial Review

Total net revenues for the first quarter of 2012 were $17.4 million, consisting of $9.0 million of systems revenues and $8.4 million of procedure fees revenues. This compares to total net revenues of $14.3 million, consisting of $10.0 million of systems revenues and $4.3 million of procedure fees revenues in the first quarter of 2011. Fourth quarter 2011 revenues were $18.8 million, consisting of $11.3 million of systems revenues and $7.5 million of procedure fees revenues. Cycles shipped increased to 63,948 in the first quarter of 2012, compared to 36,791 in the first quarter of 2011 and 60,250 in the fourth quarter of 2011, driving procedure fees revenue growth on both a year-over-year and sequential basis.

Gross profit was $11.4 million, or 65.6% of revenues, in the first quarter of 2012, compared to gross profit of $8.6 million, or 60.4% of revenues in the first quarter of 2011. Fourth quarter 2011 gross profit was $12.3 million, or 65.6% of revenues. The year-over-year increase in gross profit was driven by an increase in procedure fees revenues as a percentage of total revenues, as well as a decrease in the per unit manufacturing cost of systems.

Operating expenses for the first quarter of 2012 were $21.7 million, compared to $9.4 million in the first quarter of 2011 and $17.3 million in the fourth quarter of 2011. Both year-over-year and sequential increases were primarily the result of growth of our North American direct sales force, costs to develop advertising assets and the launch of our direct marketing campaign, collateral for practice marketing initiatives, increased research and development costs and the build-out of our international sales force.

Net loss for the first quarter of 2012 was $10.3 million, compared to $0.8 million in the first quarter of 2011 and $5.4 million in the fourth quarter of 2011. Net loss attributable to common stockholders for the first quarter of 2012 was $0.30 per share, compared to $0.52 per share in the first quarter of 2011, and $0.22 per share in the fourth quarter of 2011.

Conference Call

ZELTIQ Aesthetics will host a conference call for investors on April 19, 2012 at 8:00 a.m. Eastern Time. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the call will also be available from the Investor Relations section of www.coolsculpting.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.coolsculpting.com approximately two hours after the call and will be available for up to thirty days.

About ZELTIQ Aesthetics

ZELTIQ Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s current and future business operations and financial performance and condition. Any statements contained in this press release that are not of historical facts may be deemed to be forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems, insufficient patient demand for CoolSculpting procedures, product or procedure announcements by competitors, our failure to correctly estimate and control our future expenditures, and the failure of our sales and marketing plans to increase sales as well as those other risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACTS:

Josh Brumm

ZELTIQ Aesthetics, Inc.

Chief Financial Officer

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group

646-536-7030 / 7023

nlaudico@theruthgroup.com

aglynn@theruthgroup.com

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011

Revenues	$17,404	$14,272
Cost of revenues	5,993	5,649

Gross profit	11,411	8,623

Operating expenses:
Research and development	3,398	2,281
Sales and marketing	14,497	5,736
General and administrative	3,853	1,389

Total operating expenses	21,748	9,406

Loss from operations	(10,337)	(783)
Interest income (expense), net	29	(40)
Other income (expense), net	(17)	(2)

Loss before provision for income taxes	(10,325)	(825)
Provision for income taxes	20	—

Net loss	(10,345)	(825)
Cumulative dividends on convertible preferred stock	—	(1,564)

Net loss attributable to common stockholders	$(10,345)	$(2,389)

Net loss attributable to common stockholders, basic and diluted	$(0.30)	$(0.52)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders – basic and diluted	34,010,432	4,621,042

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,304	$83,908
Accounts receivable, net	5,859	4,941
Inventory	5,344	4,476
Restricted cash	255	255
Prepaid expenses and other current assets	3,210	2,385

Total current assets	89,972	95,965
Property and equipment, net	1,995	2,144
Intangible asset, net	7,707	7,882
Other assets	9	8

Total assets	$99,683	$105,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,559	$4,925
Accrued liabilities	9,993	6,014
Deferred revenue, net of deferred costs	312	375
Current portion of notes payable	—	310

Total current liabilities	14,864	11,624
Other non-current liabilities	66	72

Total liabilities	$14,930	$11,696
Total stockholders’ equity	84,753	94,303

Total liabilities and stockholders’ equity	$99,683	$105,999

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